DUSSAULT JEANS INC.

56 Powell Street

Vancouver, BC Canada V6A 1E7

November 5, 2007

Dussault Apparel Inc.

8010 Melrose Avenue

Los Angeles CA USA 90046-7010

Attention:	Jason Dussault, President

Dear Mr. Dussault:

Re:	Letter of Intent for the combination of Dussault Jeans Inc. (“Dussault Jeans”) and Dussault Apparel Inc. (“Dussault Apparel”)

This letter replaces and supercedes the letter agreement dated June 29, 2007 and confirms our mutual intention to enter into negotiations to effect a business combination (the “Transaction”) on the terms set forth below. This letter is not intended to create legally binding obligations except as set out in paragraphs 4 and 6 below but will serve as the basis for negotiating a definitive agreement leading to the completion of the Transaction.

1.	The Transaction
1.1

Structure: The Transaction may be effected in one of several different ways, including a merger of Dussault Jeans and Dussault Apparel, or a share exchange whereby Dussault Apparel purchases the shares of Dussault Jeans from its shareholders in exchange for shares of Dussault Apparel.

The parties will jointly determine the optimum structure for the Transaction in order to best satisfy tax planning, regulatory and other considerations, including mutually agreed upon performance based milestones.

1.2

Exchange ratio: Notwithstanding how the Transaction is structured, on the closing of the Transaction, the shareholders of Dussault Jeans will receive one-quarter of one share of Dussault Apparel for each share of Dussault Jeans held by them. It is currently anticipated that there will be approximately thirteen million eight hundred thousand (13.8 million) shares of Dussault Jeans issued and outstanding on the Closing Date.

1.3

Terms and conditions: The definitive agreement under which the parties will agree to carry out the Transaction (the "Transaction Agreement") will contain provisions that are customary for a transaction of this nature, and will include (but not be limited to) representations and warranties of both Dussault Jeans and Dussault Apparel (and their principal shareholders), including Dussault Apparel’s status as a reporting issuer with the U.S. Securities and Exchange Commission Exchange (the “SEC”). The closing conditions in favour of both Dussault Apparel and Dussault Jeans will include the following:

(a)	receipt of all required regulatory approvals to the carrying out of the Transaction;

(b)	approvals of the boards of directors of Dussault Jeans and Dussault Apparel and shareholders of Dussault Jeans;
(c)	obtaining all required consents of third parties;
(d)	completion of all required audited and unaudited financial statements of Dussault Jeans, prepared in accordance with US GAAP and audited and by a PCAOB registered audit firm;
(e)	completion, to their respective sole satisfaction, of due diligence by Dussault Jeans and Dussault Apparel of each other;
(f)	no material change in the employment agreements of either party without the prior consent of the other party;
(g)	all representations in the Transaction Agreement being accurate as of the closing of the Transaction;
(h)	no adverse material change in the business or financial condition of Dussault Jeans or Dussault Apparel since the execution of the Transaction Agreement;
(i)	Dussault Apparel shall invest US$1.2 million by way of a short-term bridge loan to Dussault Jeans;
(j)	closing of the transaction to be completed on a best efforts basis by both parties within the following parameters:
(i)	notice of completion of substantial due diligence and board approval by both parties by November 30, 2007;
(ii)	execution of Transaction Agreement by November 30, 2007;
(iii)	receipt of all required shareholder approvals from Dussault Jeans by December 14, 2007; and
(iv)	closing of Transaction by December 31, 2007.

Both parties will work diligently during this period but recognize that regulatory and other market delays may require adjustments to this timetable.

2.	Due Diligence

Once all parties have signed this letter and a mutually acceptable confidentiality agreement, the due diligence teams of Dussault Jeans and Dussault Apparel will commence due diligence investigations on the other entity. Dussault Jeans and Dussault Apparel will give the other full access to all of its:

(a)	books, records, financial and operating data and all other information:
(b)	assets and operations; and

(c)	personnel. Such information will be kept strictly confidential pursuant to the confidentiality agreement signed by Dussault Apparel and Dussault Jeans contemporaneously with this Letter of Intent.

In the event that each of Dussault Apparel and Dussault Jeans do not notify the other in writing prior to 5:00 p.m. (Vancouver time) on November 30, 2007 (or such later date as the parties may mutually agree upon) that the results of their investigations are satisfactory and they are willing to negotiate and enter into the Transaction Agreement, this letter agreement shall terminate and be of no further force or effect.

3.	Definitive Agreement

Upon the satisfactory completion of diligence by Dussault Jeans and Dussault Apparel, the parties shall negotiate the terms of the Transaction Agreement, acting reasonably and in good faith, with a view to executing the agreement on or before November 30, 2007.

4.	Standstill

During the period from the satisfactory completion of diligence until this letter agreement is either superseded by the Transaction Agreement or terminated pursuant to section 2, each of Dussault Apparel and Dussault Jeans agrees that they will:

(a)	conduct its business only in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice, and
(b)	not pay any dividends engage in non-arms length transactions with their shareholders, or redeem in excess of 1% of their respective currently outstanding shares.
5.	Transaction Costs

In the event that this Transaction does not close, each of the parties will be responsible for all costs (including, but not limited to, financial advisory, accounting, legal and other professional or consulting fees and expenses) incurred by it in connection with the transactions contemplated hereby.

6.	Publicity

Neither party will make any announcement, issue any press release or otherwise disclose the existence of this letter, without the prior written consent of the other party.

Dussault Jeans acknowledges that, as a reporting issuer, Dussault Apparel will be required to give public disclosure about the Transaction if and when it enters into the Transaction Agreement.

7.	General

This letter will be governed by and construed in accordance with the laws of British Columbia, Canada. Dussault Apparel and Dussault Jeans submit to the jurisdiction of the courts of British Columbia with respect to any matters arising out of this letter.

This letter will not constitute an offer capable of acceptance. Upon the written confirmation of the general terms and conditions set out in this letter by the parties to whom it is addressed, it will constitute a non-legally binding memorandum of understanding (except for paragraphs 4 and 6) between us with respect to the principal terms and conditions to be included in a definitive agreement.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the proposed Transaction and the other matters set forth herein, by signing a copy of this letter below and returning it to us prior to 5:00 p.m. (Vancouver time) on November 5th, 2007, failing which this letter shall be null and void.

This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together shall constitute one and the same instrument.

We look forward to working together.

Yours truly,

DUSSAULT JEANS INC.

By: /s/ Robert Mintak

Robert Mintak, President

Agreed and confirmed this 5th day of November, 2007.

DUSSAULT APPAREL INC.

By:	/s/ Terry Fitzgerald
Terry Fitzgerald, President

CW1494041.1